Exhibit 99

Piper Jaffray Companies, 800 Nicollet Mall, Minneapolis, MN 55402-7020

CONTACT

Jennifer A. Olson-Goude	Rob Litt
Investor Relations	Media Relations
Tel: 612-303-6277	Tel: 612-303-8266

FOR IMMEDIATE RELEASE
Piper Jaffray Companies Announces
Third Quarter Results
MINNEAPOLIS — October 17, 2007 — Piper Jaffray Companies (NYSE: PJC) today announced net income from continuing operations of $4.8 million, or $0.28 per diluted share, for the quarter ended September 30, 2007, down from $9.5 million, or $0.50 per diluted share, in the year-ago period and down from $10.4 million, or $0.58 per diluted share, in the second quarter of 2007.
For the third quarter of 2007, net income including discontinued operations was $4.4 million, or $0.26 per diluted share. Net income including discontinued operations for the comparable year-ago period was $186.6 million, or $9.79 per diluted share, which included the gain from the sale of the company’s Private Client Services branch network that closed in August 2006. Net income including discontinued operations was $0.52 per diluted share in the second quarter of 2007.
For the first nine months of 2007, net income from continuing operations was $29.9 million, or $1.70 per diluted share, compared to $36.2 million, or $1.87 per diluted share, for the year-ago period. Year-to-date net revenues were $352.4 million, a decline of 1 percent over the same period last year.
“The turmoil in the credit markets created very challenging capital markets conditions in the third quarter. While our business is not focused on the most troubled aspects of the credit markets, namely subprime mortgages and LBO loan commitments, the fallout from the turbulence in these markets negatively impacted nearly all of our businesses,” said chairman and chief executive officer Andrew S. Duff. “We believe the adverse conditions were largely concentrated in the third quarter. Our current deal pipelines are strong, and we believe that going forward, the environment will be more conducive to capital markets activity. In addition, despite the recent difficult conditions we continued to execute our growth strategy. We successfully closed our acquisitions of FAMCO and Goldbond, both of which will serve to broaden our capabilities and diversify our revenue base.”
Results of Continuing Operations
Third Quarter
Net Revenues
For the third quarter of 2007, continuing operations generated net revenues of $92.9 million, down 20 percent and 24 percent from the third quarter of 2006 and the second quarter of 2007, respectively. The declines were primarily attributable to significantly lower investment banking revenues.
Investment Banking
For the third quarter of 2007, total investment banking revenues were $52.5 million, down 28 percent compared to the third quarter of 2006, and down 32 percent compared to the second quarter of 2007.
•	Challenging capital markets conditions resulted in a sharp decline for the industry and for the company in the number of completed public offerings in the health care and consumer sectors. As a result, equity and equity-linked financing revenues were $18.2 million, down 42 percent compared to the year-ago period, due to fewer completed transactions and lower average revenue per transaction. Equities revenues declined 55 percent compared to the second quarter of 2007, due to fewer completed transactions.

•	Advisory services revenues were $16.1 million, down 27 percent compared to the year-ago period, mainly due to lower average revenue per transaction. Advisory services revenues rose 38 percent compared to the second quarter of 2007, driven by a higher number of completed transactions.

•	Debt financing revenues were $18.2 million, down 6 percent compared to the third quarter of 2006, and down 28 percent compared to the second quarter of 2007. Public finance revenues increased slightly year-over-year as higher average revenue per transaction more than offset fewer completed transactions. Compared to the second quarter of 2007, public finance revenues declined as higher average revenue per transaction partially offset fewer completed transactions. Due to the difficult market conditions, taxable debt financing revenues were negligible in the third quarter and contributed to the decline in revenues.
Following is a recap of completed deal information for the third quarter of 2007:
•	14 equity and equity-linked financings raising a total of $2.4 billion in capital. The company was bookrunner on 3 of the equity financings. Of the completed transactions, 10 were U.S. public offerings, placing the company 16th nationally, based on the number of completed transactions. (Source: Dealogic)

•	12 mergers and acquisitions transactions with an aggregate enterprise value of $2.2 billion. The number of deals and aggregate value include disclosed and undisclosed transactions. (Source: Piper Jaffray)

•	91 tax-exempt issues with a total par value of $1.3 billion, ranking the company seventh nationally, based on the number of completed transactions. (Source: Thomson Financial)
Institutional Sales and Trading
For the third quarter of 2007, institutional sales and trading generated revenues of $38.8 million, down 11 percent compared to the year-ago quarter and down 14 percent compared to the second quarter of 2007.
•	Equities sales and trading revenues were $25.2 million, down 10 percent from the third quarter of 2006 and down 12 percent compared to the second quarter of 2007. The declines were mainly attributable to higher trading losses.

•	Fixed income sales and trading revenues were $13.6 million, down 14 percent compared to the year-ago period, due to increased trading losses in high yield and structured products and taxable sales and trading. Revenues declined 16 percent compared to the second quarter of 2007, mainly due to increased trading losses in high yield and structured products.

Non-Interest Expenses
For the third quarter of 2007, compensation and benefits expense was $54.3 million, down 21 percent and 24 percent compared to the year-ago period and the second quarter of 2007, respectively. The compensation ratio for the third quarter was 58.5 percent, down from 59.5 percent in the year-ago period and consistent with the second quarter of 2007.
Non-compensation expenses were $32.5 million for the current quarter, up 2 percent compared to the third quarter of 2006 and down 9 percent compared to the second quarter of 2007.
For the third quarter of 2007, pre-tax operating margin from continuing operations was 6.5 percent, compared to 13.0 percent in the year-ago period and 12.4 percent in the second quarter of 2007.
During the quarter the company repurchased $70 million, or 1.4 million shares, of its common stock. The average repurchase price was $48.87. This activity completed the $180 million share repurchase program authorized by the board of directors upon the closing of the company’s sale of its Private Client Services branch network.
Results of Discontinued Operations
Third Quarter
Discontinued operations relate to the Private Client Services business, which the company sold to UBS Financial Services on August 11, 2006.
For the quarter ended September 30, 2007, discontinued operations recorded a net loss of $456,000, or $0.03 per diluted share, for costs primarily related to decommissioning a retail-oriented back office system, which was completed on schedule in the third quarter.

Additional Shareholder Information

	As of Sep. 30, 2007	As of June 30, 2007	As of Sep. 30, 2006
Full time employees:	1,131	1,095	1,134
Shareholders’ equity:	$889 million	$947 million	$893 million
Annualized Return on Average Tangible Shareholders’ Equity[1]	2.6%	5.3%	NM
Book value per share:	$56.80	$55.46	$52.66
Tangible book value per share:	$38.73	$41.86	$38.90

[1]	Tangible shareholders’ equity equals total shareholders’ equity less goodwill and identifiable intangible assets. Annualized return on average tangible shareholders’ equity is computed by dividing annualized net earnings by average monthly tangible shareholders’ equity. Management believes that annualized return on tangible shareholders’ equity is a meaningful measure of performance because it reflects the tangible equity deployed in our businesses. This measure excludes the portion of our shareholders’ equity attributable to goodwill and identifiable intangible assets. The majority of our goodwill is a result of the 1998 acquisition of our predecessor company, Piper Jaffray Companies Inc., and its subsidiaries by U.S. Bancorp. The following table sets forth a reconciliation of shareholders’ equity to tangible shareholders’ equity. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity.

	Average for the
	Three Months Ended	Three Months Ended	As of
(Dollars in thousands)	Sep. 30, 2007	Sep 30, 2006	Sep. 30, 2007

Shareholders’ equity	$917,350	$883,007	$889,160
Deduct: Goodwill and identifiable intangible assets	244,774	276,434	282,791

Tangible shareholders’ equity	$672,576	$606,572	$606,369

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Thomas P. Schnettler, vice chairman and chief financial officer, will host a conference call to discuss third quarter results on Wednesday, October 17 at 9 a.m. ET (8 a.m. CT). The call can be accessed via live audio webcast available through the company’s web site at www.piperjaffray.com or by dialing (866) 244-9933, or (706) 758-0864 internationally, and referring to conference ID 19472919 and the leader’s name, Andrew Duff. Callers should dial in at least 15 minutes early to receive instructions. A replay of the conference call will be available beginning at approximately 11 a.m. ET on October 17, 2007 at the same web address or by calling (800) 642-1687, or (706) 645-9291 internationally.

About Piper Jaffray
Piper Jaffray Companies (NYSE: PJC) is a leading, international middle-market investment bank and institutional securities firm, serving the needs of middle market corporations, private equity groups, public entities, nonprofit clients and institutional investors. Founded in 1895, Piper Jaffray provides a comprehensive set of products and services, including equity and debt capital markets products; public finance services; mergers and acquisitions advisory services; high-yield and structured products; institutional equity and fixed-income sales and trading; and equity and high-yield research. With headquarters in Minneapolis, Piper Jaffray has 25 offices across the United States and international locations in London, Shanghai and Hong Kong. Piper Jaffray & Co. is the firm’s principal operating subsidiary. (http://www.piperjaffray.com)
Cautionary Note Regarding Forward-Looking Statements
This press release contains forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions, our current deal pipelines, the environment and prospects for capital markets transactions and activity, management expectations, anticipated financial results, the expected benefits of acquisitions, the amount and timing of restructuring expenses associated with transaction activity, or other similar matters. These statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements including (1) market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments (including market fluctuations or volatility) may adversely affect the environment for capital markets transactions and activity and our business and profitability, (2) the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if any transactions are delayed or not completed at all or if the terms of any transactions are modified, (3) acquisitions may not yield the benefits we anticipate or yield them within expected timeframes, (4) we may not be able to compete successfully with other companies in the financial services industry, (5) restructuring costs associated with transaction activity are difficult to predict accurately and may be higher than we anticipate due to unforeseen expenses or other difficulties, and (6) the other factors described under “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2006 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2006, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov). Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.
© 2007 Piper Jaffray & Co., 800 Nicollet Mall, Suite 800, Minneapolis, Minnesota 55402-7020
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Piper Jaffray Companies
Preliminary Unaudited Results of Operations

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ‘07	3Q ‘07	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2007	2007	2006	vs. 2Q ‘07	vs. 3Q ‘06	2007	2006	Inc/(Dec)
Revenues:
Investment banking	$50,276	$74,872	$71,261	(32.9)%	(29.4)%	$208,881	$205,346	1.7%
Institutional brokerage	31,624	37,899	36,618	(16.6)	(13.6)	111,451	119,436	(6.7)
Interest	15,003	13,816	16,663	8.6	(10.0)	46,229	44,869	3.0
Asset management	903	72	2	N/M	N/M	1,102	17	N/M
Other income	735	334	53	120.1	N/M	1,523	12,434	(87.8)

Total revenues	98,541	126,993	124,597	(22.4)	(20.9)	369,186	382,102	(3.4)

Interest expense	5,647	4,417	8,490	27.8	(33.5)	16,766	25,786	(35.0)

Net revenues	92,894	122,576	116,107	(24.2)	(20.0)	352,420	356,316	(1.1)

Non-interest expenses:
Compensation and benefits	54,343	71,707	69,079	(24.2)	(21.3)	206,166	202,656	1.7
Occupancy and equipment	7,201	8,849	6,878	(18.6)	4.7	23,772	21,705	9.5
Communications	6,040	5,997	5,761	0.7	4.8	18,296	16,737	9.3
Floor brokerage and clearance	3,564	4,176	3,759	(14.7)	(5.2)	11,255	9,807	14.8
Marketing and business development	6,064	6,380	5,820	(5.0)	4.2	18,125	17,121	5.9
Outside services	8,134	9,122	6,344	(10.8)	28.2	24,573	19,472	26.2
Cash award program	450	390	512	15.4	(12.1)	1,196	2,673	(55.3)
Other operating expenses	1,064	804	2,905	32.3	(63.4)	5,268	10,252	(48.6)

Total non-interest expenses	86,860	107,425	101,058	(19.1)	(14.0)	308,651	300,423	2.7

Income from continuing operations before income tax expense	6,034	15,151	15,049	(60.2)	(59.9)	43,769	55,893	(21.7)

Income tax expense	1,222	4,774	5,521	(74.4)	(77.9)	13,858	19,730	(29.8)

Net income from continuing operations	4,812	10,377	9,528	(53.6)	(49.5)	29,911	36,163	(17.3)

Income/(loss) from discontinued operations, net of tax	(456)	(1,051)	177,085	N/M	N/M	(2,811)	178,444	N/M

Net income	$4,356	$9,326	$186,613	(53.3)%	(97.7)%	$27,100	$214,607	(87.4)%

Earnings per basic common share
Income from continuing operations	$0.30	$0.61	$0.53	(50.8)%	(43.4)%	$1.79	$1.97	(9.1)%
Income/(loss) from discontinued operations	(0.03)	(0.06)	9.82	N/M	N/M	(0.17)	9.73	N/M

Earnings per basic common share	$0.27	$0.55	$10.35	(50.9)%	(97.4)%	$1.62	$11.70	(86.2)%

Earnings per diluted common share
Income from continuing operations	$0.28	$0.58	$0.50	(51.7)%	(44.0)%	$1.70	$1.87	(9.1)%
Income/(loss) from discontinued operations	(0.03)	(0.06)	9.29	N/M	N/M	(0.16)	9.25	N/M

Earnings per diluted common share	$0.26	$0.52	$9.79	(50.0)%	(97.3)%	$1.54	$11.12	(86.2)%

Weighted average number of common shares outstanding
Basic	16,096	17,073	18,031	(5.7)%	(10.7)%	16,743	18,348	(8.7)%
Diluted	16,904	17,919	19,071	(5.7)%	(11.4)%	17,610	19,294	(8.7)%

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Unaudited Revenues From Continuing Operations (Detail)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	Jun. 30,	Sept. 30,	3Q ‘07	3Q ‘07	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2007	2007	2006	vs. 2Q ‘07	vs. 3Q ‘06	2007	2006	Inc/(Dec)
Investment banking
Financing
Equities	$18,211	$40,075	$31,417	(54.6)%	(42.0)%	$98,996	$91,171	8.6%
Debt	18,211	25,256	19,395	(27.9)	(6.1)	63,513	56,120	13.2
Advisory services	16,120	11,706	21,948	37.7	(26.6)	52,702	62,473	(15.6)

Total investment banking	52,542	77,037	72,760	(31.8)	(27.8)	215,211	209,764	2.6

Institutional sales and trading
Equities	25,192	28,735	27,946	(12.3)	(9.9)	85,049	90,907	(6.4)
Fixed income	13,649	16,169	15,814	(15.6)	(13.7)	48,978	48,877	0.2

Total institutional sales and trading	38,841	44,904	43,760	(13.5)	(11.2)	134,027	139,784	(4.1)

Asset management	903	72	2	N/M	N/M	1,102	17	N/M

Other income	608	563	(415)	8.0	N/M	2,080	6,751	(69.2)

Net revenues	$92,894	$122,576	$116,107	(24.2)%	(20.0)%	$352,420	$356,316	(1.1)%

N/M — Not meaningful